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                                                                   EXHIBIT 23.03

                               DIRECTOR CONSENT

        The undersigned hereby consents to serve as a member of the Board of Director of IDT Corporation (the "Company") following the consummation of the proposed offering of the common stock of the Company. The undersigned further consents to the inclusion in the Company's Registration Statement on Form S-1 and the prospectus constituting a part thereof of current biographical information regarding the undersigned and to being named therein as a director nominee.

                                                /s/ Elmo Russell Zumwalt, Jr.
                                                -----------------------------
                                                Adm.Elmo Russell Zumwalt ,Jr.


Dated: January 6,1997